Exhibit 99.1

FINAL

Willbros Reports First Quarter 2015 Results

•	Total Liquidity at March 31, 2015 is $100.1 million

•	Operating income of $35.2 million, including gain on asset sales of $58.5 million

•	Weather and market conditions slowed operations in first quarter

•	Company expects additional cost savings from focus on core services

•	Company to host conference call at 8:00 AM Central Time, May 6, 2015

HOUSTON, TX, MAY 5, 2015 — Willbros Group, Inc. (NYSE: WG) announced today results for the first quarter 2015. The Company reported a net loss in the first quarter of $9.8 million, or $0.20 per share, on revenue of $346.9 million, compared to a net loss of $25.0 million, or $0.51 per share, on revenue of $476.5 million for the same period in 2014. First quarter 2015 operating income was $35.2 million compared to an operating loss of $5.6 million in 2014. The first quarter results included a $58.5 million, or $1.18 per share, gain on the sale of subsidiaries, and debt covenant suspension and extinguishment charges of $35.9 million, or $0.72 per share, associated with the early payment of term loan debt and the suspension of debt covenants through March 31, 2016, as well as other charges of $4.0 million including asset impairment, lease abandonment and employee severance expenses.

John T. McNabb, II, Chairman and Chief Executive Officer, commented, “The first quarter results reflect the gains on asset sales we completed in order to reduce debt as well as the cost of the negotiated covenant relief discussed in our last call. Our operating results were negatively impacted by lower revenue in our Oil & Gas and Canada segments as well as weather and market conditions. We are continuing to reshape Willbros to align our businesses with the revenue opportunities we believe we can continue to bid, win and execute. There is more to do, and we expect to realize additional cost savings in the second quarter. We also will continue to pursue sales of discrete assets. Our reduced backlog is due mainly to the sale of two non-strategic businesses. With the amendments to our credit facility in place and our improved liquidity, we are seeing improving bidding opportunities. With cost discipline and good project execution, we believe we can have substantial improvement in the last half of 2015 and enter 2016 with positive operating performance.”

Backlog (2)

At March 31, 2015, Willbros reported total backlog of approximately $1.2 billion and 12 month backlog of $0.6 billion. In comparison to December 31, 2014, total backlog decreased approximately $196.5 million and 12 month backlog decreased approximately $140.0 million. Approximately $137.5 million and $87.1 million in total and 12 month backlog, respectively, is attributable to the sale of the UtilX and Premier subsidiaries in the first quarter of 2015. The remaining decreases were primarily related to the work-off of

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projects in the Canada and Professional Services segments and the continued work-off of Master Service Agreements, which are subject to renewal options in future years, outweighing any additions to backlog for the year.

Segment Operating Results

Oil & Gas

For the first quarter of 2015, the Oil & Gas segment generated revenue of $76.4 million and an operating loss of $11.0 million, an improvement of $10.0 million from the first quarter of 2014, when this segment generated $177.5 million in revenue. The first quarter 2015 results, although impacted by lower revenues, improved primarily due to the absence of loss projects and strong performance by facilities and integrity construction services compared to the first quarter of 2014.

Utility T&D

For the first quarter of 2015, the Utility T&D segment reported an operating loss of $4.9 million on revenue of $87.0 million compared to operating income of $0.4 million on revenue of $83.5 million in the first quarter of 2014. The loss of $4.9 million is primarily attributed to an 11 percent decrease in transmission construction activity, which carries higher margins than maintenance work. UT&D also experienced a reduction in activity in environmental and matting services relative to 2014. Greater than anticipated inclement weather also negatively impacted operations in the West and along the Atlantic seaboard.

Canada

For the first quarter of 2015, the Canada segment reported an operating loss of $1.5 million on revenue of $87.0 million, compared to operating income of $13.3 million on revenue of $117.1 million in 2014. The decrease in revenue from 2014 is attributed to fewer capital projects and a contraction in the level of construction and maintenance activities by customers in response to low oil prices.

Professional Services

The Professional Services segment reported an operating loss of $6.0 million on revenue of $100.1 million in the first quarter of 2015 compared to operating income of $1.7 million on revenue of $100.1 million in the first quarter of 2014. First quarter of 2015 results in this segment were related to increased losses in the UtilX and Premier businesses that were sold during the quarter. These two businesses contributed $148.8 million of revenue in 2014 and $27.2 million in the first quarter 2015. Professional Services also was impacted by lower utilization in EPC services in the upstream market.

Outlook

The decline in crude oil prices, combined with the drop in the rig count and the reduced capital budgets of

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producers and transporters, continues to impact the company’s customers, markets and outlook. The Company expects oil prices to remain flat to slightly higher for the next twelve months and is continuing to examine and adjust its operations to reduce general and administrative costs and the indirect costs required to support its service lines. The Company believes proposal and bidding levels in the Oil & Gas and Canada segments support the expectation of higher levels of construction activity in the second half of 2015 and into 2016, with most of the identified larger opportunities for these two segments scheduled for the 2016 timeframe and beyond. Willbros believes the natural gas markets will provide more demand for its Professional Services and Oil & Gas services in 2016. The outlook for the mainline pipeline construction business, as well as associated facilities and pipeline integrity work, is expected to improve in the second half of 2015 and into 2016. The Company believes its business in Canada will generate positive operating results going forward and is highly confident it will book additional backlog in that market. The Professional Services segment is experiencing what the Company believes is a short term decline in its mid-stream engineering activities, but the Company expects larger, natural gas driven opportunities in the 2016 timeframe. The Utility T&D segment is now positioned in ten states with MSA’s and work crews. Favorable weather entering the Spring construction season is expected to result in improving performance for this segment and increased transmission construction opportunities. Additional backlog in the Atlantic seaboard markets continues to signal long term growth opportunities for the region, including opportunities associated with the overhead to underground project in Virginia.

Liquidity

Total liquidity (defined as cash and cash equivalents plus revolver availability) was $100.1 million at March 31, 2015. The Company had $39.0 million of cash and cash equivalents. There were no revolver borrowings.

Guidance

Van Welch, Willbros Chief Financial Officer, commented, “We now expect annual revenue to range from $1.3 to $1.5 billion in 2015. As we continue to reshape Willbros and our cost reduction initiatives take hold, we expect our operating results (excluding gains from the sale of assets) to improve significantly in the second quarter.”

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Wednesday, May 6, 2015 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

What:	Willbros First Quarter 2015 Earnings Conference Call
When:	Wednesday, May 6, 2015 - 9:00 a.m. Eastern Time
How:	Live via phone - By dialing 877-404-9648 or 412-902-0030 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.
Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

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For those who cannot listen to the live call, a replay will be available through May 13, 2015 and may be accessed by calling 877-660-6853 or 201-612-7415 using pass code 13608887#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements, including those in the Outlook and Guidance sections above. A number of risks and uncertainties could cause actual results to differ materially from these statements, including unanticipated accounting or other issues regarding any material weaknesses in internal control over financial reporting; inability of the Company or its independent auditor to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; pending and potential investigations and lawsuits; the identification of one or more issues that require restatement of one or more other prior period financial statements; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; ability to dispose of businesses and assets in a timely manner at reasonable valuations; the existence of other material weaknesses in internal control over financial reporting; contract and billing disputes; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

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WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Income Statement
Contract revenue
Oil & Gas	$76,440	$177,529
Utility T&D	86,986	83,521
Canada	87,009	117,079
Professional Services (3)	100,141	100,095
Eliminations	(3,644)	(1,686)

	346,932	476,538

Operating expenses
Oil & Gas	87,415	198,541
Utility T&D	91,846	83,107
Canada	88,524	103,808
Professional Services	106,179	98,417
Gain on sale of subsidiaries	(58,549)	—
Eliminations	(3,644)	(1,686)

	311,771	482,187

Operating income (loss)
Oil & Gas	(10,975)	(21,012)
Utility T&D	(4,860)	414
Canada	(1,515)	13,271
Professional Services (4)	(6,038)	1,678
Gain on sale of subsidiaries	58,549	—

Operating income (loss)	35,161	(5,649)

Non-operating expenses
Interest expense, net	(8,296)	(7,718)
Debt covenant suspension and extinguishment charges	(35,869)	—
Other, net	(110)	40

	(44,275)	(7,678)

Loss from continuing operations before income taxes	(9,114)	(13,327)
Provision for income taxes	317	3,669

Loss from continuing operations	(9,431)	(16,996)
Loss from discontinued operations net of provision for income taxes	(393)	(7,994)

Net loss	$(9,824)	$(24,990)

Basic loss per share attributable to Company shareholders:
Continuing operations	$(0.19)	$(0.35)
Discontinued operations	(0.01)	(0.16)

	$(0.20)	$(0.51)

Diluted loss per share attributable to Company shareholders:
Continuing operations	$(0.19)	$(0.35)
Discontinued operations	(0.01)	(0.16)

	$(0.20)	$(0.51)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(3,894)	$(286)
Investing activities	84,553	19,259
Financing activities	(64,623)	(23,160)
Foreign exchange effects	(834)	(823)
Discontinued operations	513	15,277

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	49,819	48,847
Diluted	49,819	48,847
Adjusted EBITDA from continuing operations(1)	$(9,563)	$5,012
Purchases of property, plant and equipment	1,641	3,635

Reconciliation of Non-GAAP Financial Measure

Adjusted EBITDA from continuing operations (1)
Loss from continuing operations	$(9,431)	$(16,996)
Interest expense, net	8,296	7,718
Provision for income taxes	317	3,669
Depreciation and amortization	8,619	9,164
Impairment of long-lived asset	1,979	—
Debt covenant suspension and extinguishment charges	35,869	—
Stock based compensation	1,918	2,479
Restructuring and reorganization costs	1,223	220
Accounting and legal fees associated with the restatements	476	—
Gain on sale of subsidiaries	(58,549)	—
Gain on disposal of property and equipment	(280)	(1,242)

Adjusted EBITDA from continuing operations(5)	$(9,563)	$5,012

	3/31/2015	12/31/2014
Balance Sheet Data
Cash and cash equivalents	$38,988	$23,273
Working capital	189,246	205,702
Total assets	613,203	692,207
Total debt	223,777	289,030
Stockholders’ equity	134,353	113,825

Backlog Data (2)
Total By Reporting Segment
Oil & Gas	$94,903	$109,840
Utility T&D	795,492	803,392
Canada	167,904	188,508
Professional Services	97,536	250,574

Total Backlog	$1,155,835	$1,352,314	(6)

Total Backlog By Geographic Area
United States	$985,905	$1,161,543
Canada	167,904	188,508
Other International	2,026	2,263

Total Backlog	$1,155,835	$1,352,314	(6)

12 Month Backlog	$599,629	$739,674	(7)

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications. Backlog is not a term recognized under U.S. GAAP; however, it is a common measurement used in our industry.
(3)	Includes $27.2 million and $30.0 million of revenue in the first quarter of 2015 and 2014, respectively, related to UtilX and Premier, which were sold in the first quarter of 2015.
(4)	Includes $3.1 million and $0.1 million of operating loss, exclusive of allocated segment and corporate general administrative costs, in the first quarter of 2015 and 2014, respectively, related to UtilX and Premier, which were sold in the first quarter of 2015.
(5)	Includes $(2.5) million and $0.6 million of EBITDA in the first quarter of 2015 and 2014, respectively, related to UtilX and Premier, which were sold in the first quarter of 2015.
(6)	Includes $137.5 million of total backlog related to UtilX and Premier, which were sold in the first quarter of 2015.
(7)	Includes $87.1 million of 12 month backlog related to UtilX and Premier, which were sold in the first quarter of 2015.